UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIDELANDS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

SOUTH CAROLINA	02-0570232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

875 Lowcountry Blvd.

Mount Pleasant, South Carolina 29464

(843) 388-8433

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Robert E. Coffee, Jr.

Chief Executive Officer

Tidelands Bancshares, Inc.

875 Lowcountry Blvd.

Mount Pleasant, South Carolina 29464

(843) 388-8433

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

J. Brennan Ryan, Esq.
Neil E. Grayson, Esq.

Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900

104 South Main Street

Greenville, South Carolina 29601

(864) 250-2235

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

__________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To be registered	Proposed Maximum offering price per unit	Proposed Maximum a ggregate offering price	Amount of registration fee
Warrant to Purchase Common Stock, $0.01 par value per share, and underlying shares of Common Stock (1)	571,821(1)	$3.79(2)	$2,167,202(2)	$85.17

(1)

There are being registered hereunder (a) a warrant to purchase 571,821 shares of common stock with an initial per share exercise price of $3.79 per share, (b) the 571,821 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416. Pursuant to Rule 457(g), no separate registration fee is required with respect to the warrant as it is being registered in the same registration statement as the common stock offered pursuant thereto.

(2)	Calculated in accordance with Rule 457(g) with respect to the per share exercise price of the warrant of $3.79.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT TIDELANDS BANCSHARES, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2009

PROSPECTUS

TIDELANDS BANCSHARES, INC.

WARRANT TO PURCHASE 571,821 SHARES OF COMMON STOCK

571,821 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of a warrant to purchase 571,821 shares of common stock and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant was originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, referred to as the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The warrant is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange.

Our common stock is listed and trades on the NASDAQ Capital Market under the symbol “TDBK.” On January 12, 2009, the closing sale price of our common stock on the NASDAQ Capital Market was $3.65 per share. You are urged to obtain current market quotations of the common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

Our principal executive offices are located at 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464, and our telephone number is (843) 388-8433. Our Internet address is http://www.tidelandsbank.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [____________], 2009.

TIDELANDS BANCSHARES, INC.

WARRANT TO PURCHASE 571,821 SHARES OF COMMON STOCK

571,821 SHARES OF COMMON STOCK

PROSPECTUS

[_____], 2009

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement at any time to add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. See “Where You Can Find More Information” for more information.

In this prospectus, “Tidelands,” “Tidelands Bancshares,” “we,” “our,” “ours” and “us” refer to Tidelands Bancshares, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Bank” mean Tidelands Bank, which is our principal bank subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” as defined in the Securities Exchange Act of 1934, referred to as the Exchange Act, and the regulations thereunder. In addition, Tidelands Bancshares and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about Tidelands Bancshares’ confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Tidelands Bancshares and its subsidiaries, including the Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. Tidelands Bancshares undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Tidelands Bancshares. Any investor in Tidelands Bancshares should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth below in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

The lack of seasoning of our loan portfolio makes it difficult to assess the adequacy of our loan loss reserves accurately and we may have higher credit losses than we have reserved for in our allowance for loan losses.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on the consideration of several factors, including:

•	an ongoing review of the quality, mix and size of our overall loan portfolio;
•	our historical loan loss experience;
•	evaluation of economic conditions;
•	regular reviews of loan delinquencies and loan portfolio quality; and
•	the amount and quality of collateral, including guarantees, securing the loans.

However, there is no precise method of predicting credit losses, since any estimate of loan losses is necessarily subjective and the accuracy depends on the outcome of future events. In addition, due to our rapid growth over the past several years and our limited operating history, a large portion of the loans in our loan portfolio was originated recently. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually perform more predictably than a newer portfolio. As of September 30, 2008, we had 15 loans on nonaccrual status totaling approximately $4.6 million. In addition, we have charged-off a total of approximately $941,000 in loans since our inception. Our average loan size continues to increase and reliance on our historic allowance for loan losses may not be adequate. At September 30, 2008, approximately 69.4% of our loan portfolio was composed of construction, commercial mortgage and commercial and industrial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of our loans will become delinquent and a portion of loans will require partial or full charge-off.

Regardless of the underwriting criteria utilized, our credit losses could exceed our allowance for loan losses, as a result of various factors beyond our control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting the credit of our borrowers.

We are exposed to higher credit risk by commercial real estate, commercial and industrial, and construction lending.

Commercial real estate, commercial and industrial and construction lending usually involves higher credit risks than that of single-family residential lending. As of September 30, 2008, commercial real estate, commercial and industrial, residential construction and commercial construction accounted for approximately 26%, 6%, 21% and 17%, of our total loan portfolio, respectively. These types of loans involve larger loan balances to a single borrower or groups of related borrowers. Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Commercial and industrial loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans have the following characteristics: (i) depreciate over time, (ii) difficult to appraise and liquidate, and (iii) fluctuate in value based on the success of the business.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial real estate, commercial and industrial, and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

As of September 30, 2008, our outstanding commercial real estate loans were equal to 427% of our total capital. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of September 30, 2008, approximately 93.0% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in our primary market area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and shareholder’s equity could be adversely affected. Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;
•	the credit profile of a particular customer;
•	the changes in economic and industry conditions; and
•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory guidelines, in certain circumstances we have made loans which exceed either our internal underwriting guidelines, supervisory guidelines, or both. As of September 30, 2008, approximately $55.8 million of our loans, or 100.0% of our bank’s capital, had loan-to-value ratios that exceeded regulatory supervisory guidelines, of which 26 loans totaling approximately $10.8 million had loan-to-value ratios of 100% or more. In addition, supervisory limits on commercial loan to value exceptions are set at 30% of a bank’s capital. At September 30, 2008, $33.8 million of our commercial loans, or 60.5% of our bank’s capital, exceeded the supervisory loan to value ratio. The number of loans in our portfolio with loan-to-value ratios in excess of supervisory guidelines, our internal guidelines, or both could increase the risk of delinquencies and defaults in our portfolio.

Recent negative developments in the financial industry and the domestic and international credit markets may adversely affect our operations and results.

Negative developments in the latter half of 2007 and during 2008 in the global credit and securitization markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing during 2009. As a result of this “credit crunch,” commercial as well as consumer loan portfolio performances have deteriorated at many institutions and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. As a result, the potential exists for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial industry and the domestic and international credit markets, and the impact of new legislation in response to those developments, may negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes the U.S. Department of Treasury (the “Treasury”) to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.” The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, Treasury is purchasing equity securities from participating institutions. The warrant offered by this prospectus was issued by us to Treasury pursuant to the TARP Capital Purchase Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, the Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; temporary emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

The securities purchase agreement between us and the Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between us and the Treasury provides that prior to December 19, 2011, unless we have redeemed the Series T Preferred Stock or the Treasury has transferred the Series T Preferred Stock to a third party, the consent of the Treasury will be required for us to (1) declare or pay any dividend or make any distribution on our common stock, or (2) redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreement. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock.

The warrant we issued to the Treasury may be dilutive to holders of our common stock.

The ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to the Treasury in conjunction with the sale to the Treasury of the Series T Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 11.8% of the shares of our common stock outstanding as of January 12, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

Our future growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. To support our continued growth, we may need to raise additional capital. Our ability to raise additional capital will depend in part on conditions in the capital markets at that time, which are outside our control, and our financial performance. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we decide to raise additional equity capital, your interest could be diluted.

A prolonged economic downturn, especially one affecting coastal South Carolina, could reduce our customer base, our level of deposits and demand for financial products such as loans.

We are in uncertain economic times, including uncertainty with respect to financial markets that have been volatile as a result of sub-prime mortgage related and other matters. Our success significantly depends upon the growth in population, income levels, deposits and housing starts in the Charleston, Myrtle Beach and Hilton Head market areas. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. A prolonged economic downturn would likely contribute to the deterioration of the credit quality of our loan portfolio and reduce our level of customer deposits, which in turn would hurt our business. Interest received on loans represented approximately 80.5% of our interest income for the year-to-date period ended September 30, 2008. If the current economic downturn in the economy as a whole, or in the Charleston, Myrtle Beach or Hilton Head markets continues for a prolonged period, borrowers may be less likely to repay their loans as scheduled or at all. Moreover, the value of real estate or other collateral that may secure our loans could be adversely affected. Unlike many larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies and geographic locations. A prolonged economic downturn could, therefore, result in losses that could materially and adversely affect our business.

A large percentage of the loans in our portfolio currently include exceptions to our loan policies and supervisory guidelines.

All of the loans that we make are subject to written loan policies adopted by our board of directors and to supervisory guidelines imposed by our regulators. Our loan policies are designed to reduce the risks associated with the loans that we make by requiring our loan officers to take certain steps that vary depending on the type and amount of the loan, prior to closing a loan. These steps include, among other things, making sure the proper liens are documented and perfected on property securing a loan, and requiring proof of adequate insurance coverage on property securing loans. Loans that do not fully comply with our loan policies are known as “exceptions.” We categorize exceptions as policy exceptions, financial statement exceptions and collateral exceptions. As of September 30, 2008, approximately 15.1% of the loans in our portfolio included collateral exceptions to our loan policies, which exceeds the 10% suggested by our regulators. As a result of these exceptions, such loans may have a higher risk of loss than the other loans in our portfolio that fully comply with our loan policies. In addition, we may be subject to regulatory action by federal or state banking authorities if they believe the number of exceptions in our loan portfolio represents an unsafe banking practice. Although we have taken steps to reduce the number of exceptions in our loan portfolio, such as the hiring a chief credit officer and a chief risk officer, we may not be successful in reducing the number of exceptions in our loan portfolio.

Changes in interest rates may reduce our profitability.

Our profitability depends in large part on our net interest income, which is the difference between interest income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings. Approximately 56.1% of our loans were variable rate loans at September 30, 2008, which means that our interest income will generally decrease in lower interest rate environments and rise in higher interest rate environments. Our net interest income will be adversely affected if market interest rates change such that the interest we earn on loans and investments decreases faster than the interest we pay on deposits and borrowings. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities and pricing of our assets and liabilities, our efforts may not be effective and our financial condition and results of operations could suffer.

We have grown rapidly and do not expect to sustain this rate of growth for future periods.

We have grown rapidly since opening Tidelands Bank in October 2003. However, we do not expect to sustain this rate of growth and may not even grow our business at all. Because of our relatively small size and short operating history, it will be difficult for us to generate similar asset growth rates and consequently our historical results of operations are not necessarily indicative of our future operations. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede our ability to expand our market presence. Our current strategic objectives are to manage loan growth, manage portfolio risk and lower our overall funding costs, primarily through the growth of retail deposits.

We are dependent on key individuals and our continued success depends on our ability to identify and retain individuals with experience and relationships in our markets. The loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

Robert E. Coffee, Jr., our president and chief executive officer, has extensive and long-standing ties within our market area and substantial experience with our operations which has contributed significantly to our growth. If we lose the services of Mr. Coffee, he would be difficult to replace and our business and development could be materially and adversely affected.

To succeed in our markets, we must identify and retain experienced key management members with local expertise and relationships in these markets. We expect that competition for qualified management in our markets will be intense and that there will be a limited number of qualified persons with knowledge of and experience in the community banking industry in these markets. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out our strategy requires both management and financial resources and is often lengthy. Our inability to identify, recruit and retain talented personnel to manage our offices effectively would limit our growth and could materially adversely affect our business, financial condition and results of operations. The loss of the services of several such key personnel could adversely affect our growth strategy and prospects to the extent we are unable to replace such personnel.

We face strong competition for customers, which could prevent us from obtaining customers or may cause us to pay higher interest rates to attract customer deposits.

The banking business is highly competitive, and we experience competition in our market from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions, such as BB&T, Bank of America, Wachovia and Carolina First Bank. These institutions offer some services, such as extensive and established branch networks and trust services that we do not provide. We also compete with local community banks in our market. There is a risk that we will not be able to compete successfully with other financial institutions in our market, and that we may have to pay higher interest rates to attract deposits, accept lower yields on loans to attract loans and pay higher wages for new employees, resulting in reduced profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

We may not be able to compete with our larger competitors for larger customers because our lending limits are lower than theirs.

We are limited in the amount we can loan a single borrower by the amount of the bank’s capital. Our legal lending limit is 15% of the bank’s capital and surplus, or $8.7 million at September 30, 2008. Our internal lending limit was $5.2 million at September 30, 2008. Our legal lending limit is significantly less than the limit for our larger competitors and may affect our ability to seek relationships with larger businesses in our market area. We have been able to sell participations in our larger loans to other financial institutions, which has allowed us to meet the lending needs of our customers requiring extensions of credit in excess of these limits; however, in the current economic environment, it has been difficult to sell participations to other financial institutions.

We are subject to extensive regulation that could limit or restrict our activities. This regulation is for the protection of the bank’s depositors and not for the investors.

We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by the South Carolina Board of Financial Institutions, the FDIC and the Federal Reserve Board. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We must also meet regulatory capital requirements. If we fail to meet these capital and other regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected. Our failure to remain “well capitalized” for regulatory purposes could affect customer confidence, our ability to grow, our cost of funds and FDIC insurance, our ability to pay dividends on common stock and our ability to make acquisitions.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits and make loans. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. In addition, the burden imposed by these regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant change in recent years, sometimes retroactively applied, and may change significantly in the future. Our cost of compliance could adversely affect our ability to operate profitably.

We will face risks with respect to future expansion and acquisitions or mergers.

Although we do not have any current plans to do so, we may seek to acquire other financial institutions or parts of those institutions. We may also expand into new markets or lines of business or offer new products or services. These activities would involve a number of risks, including:

•	the time and expense associated with identifying and evaluating potential acquisitions and merger partners;
•	using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;
•	diluting our existing shareholders in an acquisition;

•	the time and expense associated with evaluating new markets for expansion, hiring experienced local management and opening new offices, as there may be a substantial time lag between these activities before we generate sufficient assets and deposits to support the costs of the expansion;
•	taking a significant amount of time negotiating a transaction or working on expansion plans, resulting in management’s attention being diverted from the operation of our existing business;
•	the time and expense associated with integrating the operations and personnel of the combined businesses;
•	creating an adverse short-term effect on our results of operations; and
•	losing key employees and customers as a result of an acquisition that is poorly received.

We have never acquired another institution before, so we lack experience in handling any of these risks. There is also a risk that any expansion effort will not be successful.

The accuracy of our financial statements and related disclosures could be affected because we are exposed to conditions or assumptions different from the judgments, assumptions or estimates used in our critical accounting policies.

The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, included in our Form 10-KSB for the year ended December 31, 2007, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that are considered “critical” by us because they require judgments, assumptions and estimates that materially impact our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, such events or assumptions could have a material impact on our audited consolidated financial statements and related disclosures.

We are exposed to the possibility that more prepayments may be made by customers to pay down loan balances, which could reduce our interest income and profitability.

Prepayment rates stem from consumer behavior, conditions in the housing and financial markets, general United States economic conditions, and the relative interest rates on fixed-rate and adjustable-rate loans. Therefore, changes in prepayment rates are difficult to predict. Recognition of deferred loan origination costs and premiums paid in originating these loans are normally recognized over the contractual life of each loan. As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed will accelerate. The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time. If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated. We recognize premiums paid on mortgage-backed securities as an adjustment from interest income over the expected life of the security based on the rate of repayment of the securities. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income. We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instrument particularly in a period of declining interest rates.

Efforts to comply with Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with the Sarbanes-Oxley Act may adversely affect us.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission that are now applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. We have experienced, and we expect to continue to experience, greater compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. For example, for the year ended December 31, 2007, we were required to comply with Section 404 of the Sarbanes-Oxley Act and our management has issued a report on our internal controls over financial reporting. Our independent registered public accounting firm will be required to provide an attestation with respect to management’s report on our internal controls over financial reporting as of December 31, 2009. We expect the applicability of these rules and regulations to us will continue to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and costly. In the event that we are unable to maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may be adversely affected.

We have evaluated our internal control systems in order to allow management to report on our internal control over financial reporting, as required by Section 302 and 404 of the Sarbanes-Oxley Act. In the future, if we or our independent auditors were to identify significant deficiencies or material weaknesses in our internal control over financial reporting that we could not remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm, the trading price of our common stock could decline, our ability to obtain any necessary equity or debt financing could suffer, and our common stock could ultimately be delisted from The NASDAQ Global Market. In this event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

In addition, the rules adopted as a result of the Sarbanes-Oxley Act could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

The FDIC Deposit Insurance assessments that we are required to pay may materially increase in the future, which would have an adverse effect on our earnings.

As a member institution of the FDIC, we are required to pay semi-annual deposit insurance premium assessments to the FDIC. During the year ended December 31, 2007, we paid $239,000 in deposit insurance assessments and during the first nine months of 2008, we paid approximately $233,000. Due to the recent failure of several unaffiliated FDIC insurance depository institutions, we anticipate that the deposit insurance premium assessments paid by all banks will increase. If the deposit insurance premium assessment rate applicable to us increases, our earnings could be adversely impacted.

Given the geographic concentration of our operations, we could be significantly affected by any hurricane that affects coastal South Carolina.

Our operations are concentrated in and our loan portfolio consists almost entirely of loans to persons and businesses located in coastal South Carolina. Similarly, the collateral for many of our loans consists of real and personal property located in this same geographic area. This area is susceptible to hurricanes which could cause extensive damage to the general region. Disaster conditions resulting from any hurricane that hits in this area would adversely affect the local economies and real estate markets, which could negatively impact our business. Adverse economic conditions resulting from such a disaster could also negatively impact the ability of our customers to repay their loans and could affect the value of the collateral securing these loans. Furthermore, damage resulting from any hurricane could also result in continued economic uncertainty that could negatively impact businesses in those areas. Consequently, our ability to continue to originate loans may be impaired by adverse changes in local and regional economic conditions in this area following any hurricane.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders and does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 571,821 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $14,448,000, which is equal to 100% of the aggregate liquidation preference of our outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series T, or the Series T Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 285,911 shares. The number of shares subject to the warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $3.79 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 19, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Tidelands Bancshares of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the NASDAQ Capital Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 285,911 shares of common stock until the earlier of the date on which Tidelands Bancshares has received aggregate gross proceeds from a qualified equity offering of at least $14,448,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for, or to fund the acquisition of, businesses and related assets;
•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;
•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions, other than our ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock both, the number of shares issuable upon exercise of the warrant and the exercise price, will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving Tidelands Bancshares and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

We have 10,000,000 shares of authorized common stock, $0.01 par value per share, of which 4,277,176 shares were outstanding as of January 12, 2009.

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon liquidation, and after claims of creditors and the preferences of Series T Preferred Stock (which has an aggregate liquidation preference of $14,448,000), and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our Series T Preferred Stock has, and any other series of preferred stock upon issuance may have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Holders of shares of Series T Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for payment, cumulative cash dividends on a liquidation preference of $1,000 per share of Series T Preferred Stock at a rate of 5% per annum until December 19, 2013, and at a rate of 9% per annum thereafter. The Series T Preferred Stock has no maturity date.

Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that we may issue in the future.

Anti-takeover Effects

The provisions of our articles of incorporation, our bylaws and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable our board of directors to issue shares to persons aligned with current management, which could render more difficult or discourage any attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Number of Directors. Our bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Currently, we have 14 directors. Our bylaws also provide that no individual who is or becomes a Business Competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with Tidelands Bancshares or any of its subsidiaries (any such individual, corporation, or other entity being a “Business Competitor”) shall be eligible to serve as a director if the board of directors determines that it would not be in the Company’s best interests for such individual to serve as one of our directors. Any financial institution having branches or affiliates within Charleston County, South Carolina will be presumed to be a Business Competitor unless the board of directors determines otherwise.

        Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms so long as there are at least six directors. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. At our 2008 annual meeting of shareholders, our shareholders approved an amendment to our articles of incorporation which will phase-out this classified board structure by the 2011 annual meeting. Going forward from that point, the entire board will be elected to one-year terms, thereby eliminating our current classified board structure.

Removal of Directors and Filling Vacancies. Our bylaws provide that our shareholders, by the affirmative vote of the holders of at least a majority of the shares entitled to vote in an election of directors, may remove a director with or without cause. Our bylaws also provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term. However, shareholders have the right to call a special meeting, prior to action by the board of directors, to fill any such vacancy.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company not less than 30 days nor more than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

Nomination Requirements. Pursuant to our bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions and may refuse to acknowledge a nomination that is not made in compliance with these requirements. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Capital Market;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may, in turn, engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that, in turn, may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Capital Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the warrant on any securities exchange or for inclusion of the warrant in any automated quotation system. No assurance is given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 19, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a warrant to purchase 571,821 shares of our common stock, representing beneficial ownership of approximately 13% of our common stock as of January 12, 2009; and
•	571,821 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 12% of our common stock as of January 12, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we do not know the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

The consolidated financial statements of Tidelands Bancshares appearing in its Annual Report on Form 10-KSB for the year ended December 31, 2007, have been audited by Elliott Davis LLC, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tidelandsbank.com. The information on our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-KSB for the year ended December 31, 2007;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;
•	Current Reports on Form 8-K filed on May 2, 2008, May 7, 2008, June 16, 2008, June 26, 2008, July 25, 2008, September 10, 2008, October 29, 2008, and December 19, 2008; and
•

The description of our common stock contained under the caption “ Description of Capital Stock” found on pages 66 of Pre-Effective Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-136823) filed with the SEC on September 14, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tidelands Bancshares, Inc.

875 Lowcountry Blvd.

Mount Pleasant, South Carolina 29464
Attn: Corporate Secretary

(843) 388-8433

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$85.17
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$-
Total expenses	$30,085.17

Item 15.    Indemnification of Directors and Officers.

Our articles of incorporation contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or an officer to us or our shareholders for monetary damages for any breach of duty as a director or officer.

Under our bylaws, we must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of the Company or the Bank or any other corporation which the person served as a director at our request. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Our directors are also entitled to have us advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under our articles of incorporation and bylaws, indemnification will be disallowed for (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) liability imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988; and (iv) any transaction from which the director derived an improper personal benefit. In addition to the articles of incorporation and bylaws, Section 33-8-520 of the South Carolina Business Corporation Act requires that “a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.” The statute also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable statutory standard.

Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended indemnification rights to all of our executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.	Exhibits

EXHIBIT NUMBER	DESCRIPTION
4.1

Articles of Amendment to the Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’ s Current Report on Form 8-K filed on December 19, 2008 and incorporated herein by reference).

4.2	Restated Articles of Incorporation of Tidelands Bancshares, Inc. as of June 10, 2008 (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed on June 16, 2008).

4.3	Amended Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed June 16, 2008 and incorporated herein by reference).

4.4

Letter Agreement, dated December 19, 2008, including Securities Purchase Agreement—Standard Terms incorporated by reference therein, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 19, 2008 and incorporated herein by reference.)

4.5

Warrant, dated December 19, 2008, to purchase shares of common stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 19, 2008 and incorporated herein by reference).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Certified Public Accountant Consent of Elliott Davis LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP, included in Exhibit 5.1 filed herewith.

24.1	Powers of Attorney (included in the signature pages to the Registration Statement).

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Pleasant, State of South Carolina, as of January 12, 2009.

TIDELANDS BANCSHARES, INC.

By: /s/ Robert E. Coffee, Jr.
Name: Robert E. Coffee, Jr.
Title: President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

We, the undersigned officers and directors of Tidelands Bancshares, Inc. hereby severally constitute and appoint Robert E. Coffee, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Tidelands Bancshares, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael W. Burrell	Director	January 12, 2009
Michael W. Burrell

/s/ John N. Cagle, III, DMD	Director	January 12, 2009
John N. Cagle, III, DMD

/s/ Alan D. Clemmons	Director	January 12, 2009
Alan D. Clemmons

/s/ Robert E. Coffee, Jr.	Director, President,	January 12, 2009
Robert E. Coffee, Jr.	and Chief Executive Officer

/s/ John W. Gandy	Director	January 12, 2009
John W. Gandy

/s/ Richard L. Granger	Director	January 12, 2009
Richard L. Granger

/s/ J. Louis Grant	Director	January 13, 2009
J. Louis Grant

/s/ Alan W. Jackson	Principal Accounting and	January 12, 2009
Alan W. Jackson	Chief Financial Officer

/s/ Barry I. Kalinsky	Director, Chairman	January 12, 2009
Barry I. Kalinsky

/s/ Morris Kalinsky	Director	January 12, 2009
Morris Kalinsky

/s/ Paul J. Kerwin, DVM	Director	January 12, 2009
Paul J. Kerwin, DVM

/s/ John T. Parker, Jr.	Director	January 12, 2009
John T. Parker, Jr.

/s/ Mary V. Propes	Director	January 12, 2009
Mary V. Propes

/s/ Tanya D. Robinson	Director	January 12, 2009
Tanya D. Robinson

/s/ Larry W. Tarleton	Director	January 12, 2009
Larry W. Tarleton

Exhibit Index

EXHIBIT NUMBER	DESCRIPTION
4.1

Articles of Amendment to the Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 19, 2008 and incorporated herein by reference).

4.2	Restated Articles of Incorporation of Tidelands Bancshares, Inc. as of June 10, 2008 (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed on June 16, 2008).

4.3	Amended Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed June 16, 2008 and incorporated herein by reference).

4.4

Letter Agreement, dated December 19, 2008, including Securities Purchase Agreement—Standard Terms incorporated by reference therein, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 19, 2008 and incorporated herein by reference.)

4.5

Warrant, dated December 19, 2008, to purchase shares of common stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 19, 2008 and incorporated herein by reference).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Certified Public Accountant Consent of Elliott Davis LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP, included in Exhibit 5.1 filed herewith.

24.1	Powers of Attorney (included in the signature pages to the Registration Statement).